INTERNATIONAL SHIPHOLDING CORPORATION PROVIDES THIRD UPDATE ON IMPLEMENTATION OF STRATEGIC PLAN

Mobile, Alabama, December 30, 2015 – International Shipholding Corporation (OTCQX:ISHC) (the “Company” or “ISH”) today provided an update on the implementation of its Strategic Plan. As announced on November 16, 2015, the Company has adopted a Strategic Plan to streamline the Company principally by focusing on its three core segments: the Jones Act, Pure Car Truck Carriers (“PCTC”), and Rail Ferry.  As the Company continues to implement its Strategic Plan, it intends to periodically provide the market with an update on its progress.

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On December 22, 2015, the Company completed the sale of the PCTC Glovis Countess.  The transaction allowed the Company to reduce its debt by $31.3 million and retain the excess funds for general corporate purposes.

•	On December 29, 2015, the Company completed the sale of its Supramax vessel.

With the debt reductions from these transaction as well as regularly scheduled payments through December 2015, ISH has reduced its debt outstanding to approximately $160.1 million.  As previously reported, the Company has agreements in place to sell three more bulk carriers to further reduce its debt outstanding.  These three additional transactions along with regularly scheduled debt payments in January will further reduce debt outstanding to approximately $127.2 million by January 31, 2016.    Through the previously announced Strategic Plan, ISH maintains its goal to reduce its debt outstanding to between $85.0 and $90.0 million by June 30, 2016.  The Company will continue to provide updates as material portions of the Plan are completed.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International Flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082